Exhibit 99.1


              FLEETWOOD REPORTS PRELIMINARY SALES FOR
                FOURTH QUARTER AND FISCAL YEAR 2007

Riverside, Calif., May 3, 2007 - Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary sales for its fourth quarter and fiscal year ended April 29, 2007.

Sales for the 2007 fiscal fourth quarter were approximately $505 million, down 16 percent from $603 million last year. Non-FEMA sales to independent dealers, which exclude sales of $33 million for disaster relief from last year, were down 11 percent quarter over quarter. On a segment basis, quarterly sales for the RV Group declined 12 percent to $379 million while the Housing Group's revenues dropped 25 percent to $117 million.

For the full fiscal year, consolidated sales were off 18 percent to $2.00 billion from $2.43 billion last year, with recreational vehicles
11 percent lower and manufactured housing down 35 percent. Non-FEMA sales to independent dealers, which exclude sales of $222 million for disaster relief in fiscal 2006, were down 9 percent.

The 12 percent decline in the fourth quarter recreational vehicle sales reflects difficult market conditions that particularly impacted both travel trailers and folding trailers. Travel trailer revenues fell 49 percent to $81 million, or by 35 percent excluding last year's FEMA sales of $33 million. Folding trailer revenues were down by 13 percent to $20 million. Backlogs for both towable divisions continue to be down significantly from last year. Motor home revenues increased by 12 percent to $278 million and backlogs for this division are currently 35 percent higher than at this time last year.

For the full fiscal year, preliminary sales of recreational vehicles totaled approximately $1.44 billion, down 11 percent from $1.61 billion in the prior year. Motor home sales declined 2 percent to $962 million, travel trailer sales were off 30 percent to $389 million, and folding trailers increased
5 percent to $88 million. In the prior fiscal year, the travel trailer division sold approximately $135 million of FEMA units. Non-FEMA sales to independent dealers were down 7 percent in travel trailers and 3 percent for the RV Group as a whole.

"The beginning of the spring selling season in the RV industry has been softer than we had expected," said Elden Smith, Fleetwood's president and chief executive officer. "For the first three calendar months of the year, industry motor home shipments were down slightly, with Class A shipments up 3 percent and Class C shipments down 13 percent. Our overall 12 percent increase for the fiscal quarter compares favorably, although it is not a direct comparison with the calendar quarter.

"The fourth-quarter decline in our folding trailer sales was also slightly better than industry shipment trends, but the reverse is true in travel trailers," Smith continued. "We have taken additional steps to reduce our travel trailer manufacturing capacity. Yesterday, we notified our associates of the impending closure of our Canadian travel trailer manufacturing facility in Lindsay, Ontario, and the immediate closure of our facility in Campbellsville, Kentucky. Previous moves to rationalize production allow us to produce a simplified array of products in our remaining five plants, with each specializing in a specific market segment. We are also producing fewer floor plans, which will further improve efficiencies and reduce costs. These actions will put additional short-term pressure on our national market share, but we believe that this manufacturing footprint will enable us to compete more effectively in important geographic and market segments."

Manufactured housing preliminary fourth quarter sales were $117 million, a reduction of 25 percent from $157 million in the same period of the prior year. For the full fiscal year, manufactured housing sales were $518 million, down 35 percent from $796 million in the prior year. Fiscal 2006 included
$87 million from disaster relief sales in the second and third quarters.

"We are optimistic going into the first quarter of fiscal 2008 due to increased backlogs, which are 58 percent above last year's level, and our modular housing initiatives," Smith said. "Although these positive factors did little to affect our fourth quarter revenues, we believe that we may have finally seen the bottom of the prolonged manufactured housing industry slump. Major lenders to our industry are reporting higher application volume with better quality of credit and higher approval rates. It appears that the tightening of loan pricing and more stringent underwriting in the site-built industry may be restoring some of our industry's competitive advantage.

"Despite lower-than-anticipated revenues and considerable restructuring charges related to five plant closures, we are reaffirming the expectation expressed in our third quarter results release that we will sustain a significant operating loss in the fourth quarter, although we anticipate it will be less than the third quarter loss," Smith concluded. "We continue to work toward consistent profitability, although the headwinds in both of our industries during the past two years have caused some delays in realizing our goals. While the first quarter will still be impacted by some of these factors, particularly in the travel trailer division, we expect the Company to report year-over-year improvement in revenues and operating results."

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the timing of improvements in the Company's primary markets; the lack of assurance that the Company will regain sustainable profitability in the foreseeable future; the Company's ability to comply with financial tests and covenants on existing debt obligations and to obtain future financing needed in order to execute its business strategies; the volatility of the Company's stock price; the impact of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may reduce demand for Fleetwood's products, particularly RV products; the availability and cost of wholesale and retail financing for the Company's products, especially manufactured housing; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development and introduction of new products; the potential for excessive retail inventory levels in the Company's industries, especially the recreational vehicle business; potential increases in the frequency of product liability, wrongful death, class action, and other legal or regulatory actions; the highly competitive nature of our industries; lack of acceptance of Fleetwood's products; and repurchase agreements with floorplan lenders, which could result in increased costs.

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